Exhibit 99.5

Unaudited Pro Forma Condensed Combined Financial Statements

The following unaudited pro forma condensed combined balance sheet as of September 30, 2015, and the unaudited pro forma condensed combined statements of operations for the year ended December 31, 2014 and nine months ended September 30, 2015, of HC2 Holdings, Inc (“HC2”, “we”, “us”, “the Company”, or “our”), gives effect to (i) the full effect of the acquisition of Schuff International, Inc. (“Schuff”), (ii) the full-period effect of the acquisition of Bridgehouse Marine and its subsidiary, Global Marine Systems Limited (“GMSL”), (iii) the acquisition of United Teacher Associates Insurance Company (“UTAIC“) and Continental General Insurance Company (“CGIC” and, together with UTAIC, the “Targets”), in each case, by HC2 and (iv) issuance of HC2's common shares.

The unaudited pro forma condensed combined balance sheet as of September 30, 2015 gives effect to the Targets acquisition as if they had occurred on September 30, 2015. The unaudited pro forma condensed combined balance sheet is derived from the unaudited historical financial statements of HC2 and the Targets as of September 30, 2015.

The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2014 and the unaudited pro forma condensed combined statement of operations for the nine months ended September 30, 2015 give effect to the Schuff, Bridgehouse Marine, and the Targets acquisitions as if they had occurred on January 1, 2014. The unaudited pro forma condensed combined statement of operations is derived from the audited historical financial statements of HC2 and the Targets as of and for the year ended December 31, 2014, the unaudited historical financial statements of Bridgehouse Marine for the nine months ended September 30, 2014 and Schuff for the five months ended May 26, 2014, and the unaudited historical financial statements of HC2 and the Targets as of and for the nine months ended September 30, 2015.

The unaudited pro forma condensed combined financial statements and the notes to the unaudited pro forma condensed combined financial statements were based on, and should be read in conjunction with:

•
Our historical audited and unaudited consolidated financial statements and related notes and the sections entitled Management’s Discussion and Analysis of Financial Condition and Results of Operations contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2014, filed on March 16, 2015, and Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2015, filed on November 9, 2015.

•
UTAIC’s and CGIC’s historical audited financial statements and related notes for the fiscal years ended December 31, 2014 and 2013, and the related consolidated statements of earnings, comprehensive income, changes in equity and cash flows for each of the three fiscal years ended December 31, 2014, which were previously filed as Exhibit 99.1 and Exhibit 99.3, respectively, to the Company’s Current Report on Form 8-K, filed on September 8, 2015.

•
Schuff’s historical audited financial statements and related notes as of and for the year ended December 29, 2013, and the unaudited historical financial statements of Schuff and related notes as of and for the three-month period ended March 31, 2014, which were previously filed as Exhibit 99.1 and Exhibit 99.2, respectively, to the Company’s Current Report on Form 8-K/A, filed on August 14, 2014.

•
Bridgehouse Marine’s historical audited financial statements and related notes as of December 31, 2013 and for the year then ended, which were previously filed as Exhibit 99.1 to the Company’s Current Report on Form 8-K/A, filed on December 8, 2014.

The unaudited pro forma condensed combined financial statements have been prepared by HC2’s management using the acquisition method of accounting for business combinations under accounting principles generally accepted in the United States of America and are not necessarily indicative of the combined financial position or results of operations that would have been realized had the transactions been completed as of the dates indicated, nor are they meant to be indicative of any anticipated combined financial position or future results of operations that the Company will experience after the transactions.

The historical consolidated financial statements have been adjusted to reflect factually supportable items that are directly attributable to the acquisition and, with respect to the unaudited pro forma condensed combined statements of operations and are not expected to have a continuing impact on the results of operations of the combined company.

In connection with the post-acquisition integration of the operations of HC2 and the Targets, HC2 anticipates that nonrecurring integration charges will be incurred. HC2 is not able to determine the timing, nature, and amount of these charges as of November 9, 2015. However, these charges will impact the results of operations of the combined company following the completion of the acquisition, in the period in which they are incurred.

HC2 HOLDINGS, INC. AND SUBSIDIARIES UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET As of September 30, 2015 (in thousands)
	HC2	UTAIC	CGIC	Combined UTAIC and CGIC	Pro Forma Adjustments	Ref.	Financing Adjustments	Ref.	Total
Assets
Investments
Fixed maturities, available for sale at fair value	$—	$1,021,439	$229,473	$1,250,912	$—		$—		$1,250,912
Equity securities, available for sale at fair value	2,593	61,784	10,583	72,367	—		—		74,960
Mortgage loans	—	—	1,445	1,445	—		—		1,445
Policy loans	—	15,674	2,802	18,476	—		—		18,476
Other investments	78,186	4,146	223	4,369	—		—		82,555
Total investments	80,779	1,103,043	244,526	1,347,569	—		—		1,428,348
Cash and cash equivalents	81,066	20,369	4,543	24,912	(7,136)	(6a)	54,709	(6n)	153,551
Restricted cash	7,196	—	—	—	—		—		7,196
Accounts receivable, net	187,474	—	—	—	—		—		187,474
Cost and recognized earnings in excess of billings on uncompleted contracts	37,266	—	—	—	—		—		37,266
Inventories	14,408	—	—	—	—		—		14,408
Recoverable from reinsurers	—	178,963	416,519	595,482	—		—		595,482
Accrued investment income	—	12,691	2,719	15,410	—		—		15,410
Deferred tax asset	25,272	—	22,281	22,281	(8,717)	(6b)	—		38,836
Property, plant and equipment, net	221,842	—	—	—	—		—		221,842
Goodwill	30,665	2,146	—	2,146	21,409	(6c)	—		54,220
Intangibles including DAC, net	26,674	47,308	18,471	65,779	(63,084)	(6d)	—		29,369
Other assets	46,036	3,311	1,402	4,713	(345)	(6e)	—		50,404
Assets held for sale	6,349	—	—	—	—		—		6,349
Total assets	$765,027	$1,367,831	$710,461	$2,078,292	$(57,873)		$54,709		$2,840,155

Liabilities, Temporary Equity and Stockholders' Equity

Life, accident and health reserves	$—	$955,407	$556,243	$1,511,650	$198,469	(6f)	$—		$1,710,119
Annuity benefits accumulated	—	189,230	74,069	263,299	—		—		263,299
Accounts payable and other current liabilities	185,764	—	—	—	—		1,900	(6o)	187,664
Billings in excess of costs and recognized earnings on uncompleted contracts	20,045	—	—	—	—		—		20,045
Deferred tax liability	—	1,509	—	1,509	(1,509)	(6g)	—		—
Long-term obligations	387,858	—	—	—	2,000	(6h)	—		389,858
Pension liability	27,664	—	—	—	—		—		27,664
Other liabilities	8,151	14,588	11,981	26,569	13,536	(6i)	—		48,256
Total liabilities	629,482	1,160,734	642,293	1,803,027	212,496		1,900		2,646,905
Temporary equity
Preferred stock	53,403	—	—	—	—		—		53,403
Stockholders' equity:
Common stock	26	2,500	4,197	6,697	(6,696)	(6j)	8	(6p)	35
Additional paid-in capital	151,662	149,263	97,547	246,810	(241,537)	(6k)	52,801	(6q)	209,736
(Accumulated deficit) retained earnings	(62,727)	35,717	(38,114)	(2,397)	2,019	(6l)	—		(63,105)
Treasury stock, at cost	(378)	—	—	—	—		—		(378)
Accumulated other comprehensive (loss) income	(28,273)	19,617	4,538	24,155	(24,155)	(6m)	—		(28,273)
Total stockholders’ equity before noncontrolling interest	60,310	207,097	68,168	275,265	(270,369)		52,809		118,015
Noncontrolling interest	21,832	—	—	—	—		—		21,832
Total stockholders' equity	82,142	207,097	68,168	275,265	(270,369)		52,809		139,847
Total liabilities, temporary equity and stockholders' equity	$765,027	$1,367,831	$710,461	$2,078,292	$(57,873)		$54,709		$2,840,155

See notes to unaudited pro forma condensed combined financial statements

HC2 HOLDINGS, INC. AND SUBSIDIARIES UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS For the Nine Months Ended September 30, 2015 (in thousands, except per share data amounts)
	HC2	UTAIC	CGIC	Combined UTAIC and CGIC	Pro Forma Adjustments	Ref.	Total
Services revenue	$373,492	$—	$—	$—	$—		$373,492
Sales revenue	386,765	—	—	—	—		386,765
Life, accident and health net earned premiums	—	53,719	8,724	62,443	—		62,443
Net investment income	—	45,532	10,523	56,055	(4,747)	(7a)	51,308
Realized losses on investments	—	(4,516)	(1,223)	(5,739)	—		(5,739)
Net revenue	760,257	94,735	18,024	112,759	(4,747)		868,269

Operating expenses
Cost of revenue-services	334,608	—	—	—	—		334,608
Cost of revenue-sales	324,820	—	—	—	—		324,820
Life, accident and health benefits	—	59,972	13,517	73,489	(6,338)	(7b)	67,151
Annuity benefits	—	5,448	1,769	7,217	—		7,217
Insurance acquisition expenses, net	—	12,322	2,311	14,633	(6,835)	(7c)	7,798
Selling, general and administrative	77,359	9,503	4,915	14,418	—		91,777
Depreciation and amortization	16,835	—	—	—	—		16,835
Gain on sale or disposal of assets	(986)	—	—	—	—		(986)
Lease termination costs	1,124	—	—	—	—		1,124
Total operating expenses	753,760	87,245	22,512	109,757	(13,173)		850,344
Income (loss) from operations	6,497	7,490	(4,488)	3,002	8,426		17,925
Interest expense	(28,992)	—	—	—	(165)	(7d)	(29,157)
Amortization of debt discount	(216)	—	—	—	—		(216)
Other (expense) income, net	(3,528)	27	3,654	3,681	—		153
Foreign currency transaction gain	2,150	—	—	—	—		2,150
(Loss) income from continuing operations before loss from equity investees and income tax benefit (expense)	(24,089)	7,517	(834)	6,683	8,261		(9,145)
Loss from equity investees	(724)	—	—	—	—		(724)
Income tax benefit (expense)	4,018	(2,136)	295	(1,841)	(2,891)	(7e)	(714)
Income (loss) from continuing operations	(20,795)	5,381	(539)	4,842	5,370		(10,583)
Less: Net income from continuing operations attributable to the noncontrolling interest	(8)	—	—	—	—		(8)
Net (loss) income from continuing operations	(20,803)	5,381	(539)	4,842	5,370		(10,591)
Less: Preferred stock and dividends accretion	3,212	—	—	—	—		3,212
Net (loss) income from continuing operations attributable to common stock and participating preferred stockholders	$(24,015)	$5,381	$(539)	$4,842	$5,370		$(13,803)

Basic net loss per common share from continuing operations attributable to HC2 Holdings, Inc.	$(0.96)						$(0.40)

Diluted net loss per common share from continuing operations attributable to HC2 Holdings, Inc.	$(0.96)						$(0.40)

Weighted average common shares outstanding
Basic	25,093				9,177	(9)	34,270
Diluted	25,093				9,177	(9)	34,270

See notes to unaudited pro forma condensed combined financial statements

HC2 HOLDINGS, INC. AND SUBSIDIARIES UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS For the Year Ended December 31, 2014 (in thousands, except per share data amounts)
				2014 Acquisitions Pro Forma Adjustments									Pro Forma Adjustments
	HC2	Schuff Five Months Ended May 26, 2014	GMSL Nine Months Ended September 30, 2014	Schuff	Ref.	GMSL	Ref.	Other	Ref.	Total	UTAIC	CGIC	Combined UTAIC and CGIC	UTAIC and CGIC Acquisition	Ref.	Total
Services revenue	$193,044	$—	$132,503	$—		$(159)	(8d)	$—		$325,388	$—	$—	$—	$—		$325,388
Sales revenue	350,158	177,823	—	—		—		—		527,981	—	—	—	—		527,981
Life, accident and health net earned premiums	—	—	—	—		—		—		—	70,883	12,606	83,489	—		83,489
Net investment income	—	—	—	—		—		—		—	59,942	15,484	75,426	(6,176)	(7a)	69,250
Realized losses on investments	—	—	—	—		—		—		—	(5,505)	(1,471)	(6,976)	—		(6,976)
Net revenue	543,202	177,823	132,503	—		(159)		—		853,369	125,320	26,619	151,939	(6,176)		999,132
Operating expenses
Cost of revenue-services	174,956	—	91,104	1,019	(8a)	—		—		267,079	—	—	—	—		267,079
Cost of revenue-sales	296,530	149,226	—	—		—		—		445,756	—	—	—	—		445,756
Life, accident and health benefits	—	—	—	—		—		—		—	106,742	22,915	129,657	(8,649)	(7b)	121,008
Annuity benefits	—	—	—	—		—		—		—	6,274	2,627	8,901	—		8,901
Insurance acquisition expenses, net	—	—	—	—		—		—		—	15,094	3,525	18,619	(7,475)	(7c)	11,144
Selling, general and administrative	81,396	14,385	8,527	—		—		—		104,308	11,759	3,220	14,979	—		119,287
Depreciation and amortization	4,617	3,086	10,351	174	(8b)	3,470	(8e)	—		21,698	—	—	—	—		21,698
Gain (loss) on sale or disposal of assets	(162)	208	104	—		—		—		150	—	—	—	—		150
Asset impairment expense	291	—	—	—		—		—		291	—	—	—	—		291
Total operating expenses	557,628	166,905	110,086	1,193		3,470		—		839,282	139,869	32,287	172,156	(16,124)		995,314
(Loss) income from operations	(14,426)	10,918	22,417	(1,193)		(3,629)		—		14,087	(14,549)	(5,668)	(20,217)	9,948		3,818
Interest expense	(10,754)	(1,033)	(3,677)	—		—		(24,444)	(8g)	(39,908)	—	—	—	(220)	(7d)	(40,128)
Amortization of debt discount	(1,593)	—	—	—		—		—		(1,593)	—	—	—	—		(1,593)
Other income (expense), net	436	(37)	3,164	—		—		—		3,563	19	4,800	4,819	—		8,382
Loss on early extinguishment or restructuring of debt	(11,969)	—	—	—		—		—		(11,969)	—	—	—	—		(11,969)
Foreign currency transaction gain (loss)	1,061	—	(1,634)	—		—		—		(573)	—	—	—	—		(573)
(Loss) income from continuing operations before income from equity investees and income tax benefit (expense)	(37,245)	9,848	20,270	(1,193)		(3,629)		(24,444)		(36,393)	(14,530)	(868)	(15,398)	9,728		(42,063)
Income from equity investees	3,359	—	2,955	—		—		—		6,314	—	—	—	—		6,314
Income tax benefit (expense)	24,484	(3,619)	(979)	—		—		—		19,886	5,443	315	5,758	(3,405)	(7e)	22,239
(Loss) income from continuing operations	(9,402)	6,229	22,246	(1,193)		(3,629)		(24,444)		(10,193)	$(9,087)	$(553)	$(9,640)	$6,323		$(13,510)
Less: Net (income) loss from continuing operations attributable to the noncontrolling interest	(2,559)	(58)	(2,220)	1,372	(8c)	(497)	(8f)	—		(3,962)	—	—	—	—		(3,962)
Net (loss) income from continuing operations	(11,961)	6,171	20,026	179		(4,126)		(24,444)		(14,155)	(9,087)	(553)	(9,640)	6,323		$(17,472)
Less: Preferred stock and dividends accretion	2,049	—	—	—		—		1,246	(8h)	3,295	—	—	—	—		3,295
Net loss from continuing operations attributable to common stock and participating preferred stockholders	$(14,010)	$6,171	$20,026	$179		$(4,126)		$(25,690)		$(17,450)	$(9,087)	$(553)	$(9,640)	$6,323		(20,767)

Basic net loss per common share from continuing operations attributable to HC2 Holdings, Inc.	$(0.71)															$(0.72)
Diluted net loss per common share from continuing operations attributable to HC2 Holdings, Inc.	$(0.71)															$(0.72)
Weighted average common shares outstanding
Basic	19,729													9,177	(9)	28,906
Diluted	19,729													9,177	(9)	28,906
 See notes to unaudited pro forma condensed combined financial statements

1.	Description of the Transaction

Acquisition of UTAIC and CGIC

On April 13, 2015, the Company entered into a stock purchase agreement with Continental General Corporation and Great American Financial Resources, Inc. (collectively, the “Sellers”), pursuant to which the Company agreed to purchase all of the issued and outstanding shares of common stock of the Targets, as well as all assets owned by the Sellers or their affiliates that are used exclusively or primarily in the business of the Targets, subject to certain exceptions. The consideration payable by the Company at closing is approximately $7 million, which amount will be increased or decreased by the amount by which the Targets’ adjusted capital and surplus exceeds or falls short of, respectively, an agreed-upon target capital and surplus amount (the “Closing Purchase Price”). The Closing Purchase Price could be paid in a mix of cash, debt and/or common stock of the Company, depending on the amount of the Closing Purchase Price.

The Company also agreed to contribute to the Targets, after the closing, $13 million in cash or assets (the “Reserve Release Amount”), and to pay to the Sellers, on an annual basis with respect to the years 2015 through 2019, the amount, if any, by which the Targets’ cash flow testing and premium deficiency reserves decrease from the amount of such reserves as of December 31, 2014, up to the Reserve Release Amount. The Company has also agreed to contribute to the Targets an additional amount in cash or assets as required to offset the impact on the Targets’ statutory capital and surplus of the election to be made by HC2 and the Sellers pursuant to Section 338(h)(10) of the Internal Revenue Code (the “338 Election”) in connection with the transaction, if and to the extent required by insurance regulatory authorities and subject to an aggregate cap of $22 million.

Previous acquisitions reflected within the pro forma

On May 29, 2014, the Company completed the acquisition of 2.5 million shares of common stock of Schuff, a steel fabrication and erection company and negotiated an agreement to purchase an additional 198,411 shares, representing an approximately 65% interest in Schuff. Schuff repurchased a portion of its outstanding common stock in June 2014, which had the effect of increasing the Company’s ownership interest to 70%. During the fourth quarter of 2014 and the nine months ended September 30, 2015, the final results of a tender offer for all outstanding shares of Schuff were announced and various open-market purchases were made, which resulted in the acquisition of 816,414 shares and an increase in our ownership interest to 91%. Schuff and its wholly-owned subsidiaries primarily operate as integrated fabricators and erectors of structural steel and heavy steel plates with headquarters in Phoenix, Arizona with operations in Arizona, Georgia, Texas, Kansas and California. Schuff’s construction projects are primarily in the aforementioned states. In addition, Schuff has construction projects in select international markets, primarily Panama. The Company acquired Schuff to expand the business that it engages in and saw Schuff as an opportunity to enter the steel fabrication and erection market. The Company purchased 2.5 million shares of common stock of Schuff for $78.75 million. The purchase price of Schuff was valued at $31.50 per share which represented both the cash paid by the Company for its 60% interest, and the fair value of the noncontrolling interest of 40%.

On September 22, 2014, the Company completed the acquisition of GMSL. The purchase price is reflective of an enterprise value of approximately $260 million, including assumed indebtedness of approximately $130 million leaving a net enterprise value of approximately $130 million, which represented both the cash paid by the Company for its 97% interest, and the fair value of the noncontrolling interest of 3%. GMSL is a leading provider of engineering and underwater services on submarine cables.

2.	Basis of Presentation

The unaudited pro forma condensed combined balance sheet as of September 30, 2015 and the unaudited pro forma condensed combined statements of operations for the year ended December 31, 2014 and nine months ended September 30, 2015 are based on the historical combined financial statements of HC2, UTAIC, CGIC, after giving effect to the completion of the acquisition and the assumptions and adjustments described in the accompanying notes. In addition, the unaudited pro forma condensed combined statement of operations for the year ended December 31, 2014 is inclusive of the Schuff and GMSL historical operations prior to the acquisition by HC2. Such pro forma adjustments are (1) factually supportable, (2) directly attributable to the acquisition, and (3) with respect to the unaudited pro forma condensed combined statements of operations, expected to have a continuing impact on the results of operations of the combined company.

The acquisition of the Targets will be accounted for under the acquisition method of accounting in accordance with Accounting Standards Codification (“ASC”) Topic 805, Business Combinations (“ASC 805”) with HC2 as the acquiring entity. In business combination transactions in which the consideration given is not in the form of cash (that is, in the form of non-cash assets, liabilities incurred, or equity interests issued), measurement of the acquisition consideration is based on the fair value of the consideration given or the fair value of the assets (or net assets) acquired, whichever is more clearly evident and, thus, more reliably measurable.

At this preliminary stage, no identifiable finite lived intangible assets were identified for the acquisition of the Targets. The estimated identifiable indefinite lived intangible asset represents state licenses, which are not amortized, but will be subject to periodic impairment testing. Reserves were calculated using actuarial assumptions for future morbidity, persistency, premiums and future expenses as of September 30, 2015. In addition, the reserves reflect current and forward interest rates based on the current economic environment. A provision for adverse deviation was included on future interest rates and premiums. Goodwill represents the excess of the estimated purchase price over the estimated fair value of the Targets’ assets and liabilities, and will not be amortized, but will be subject to periodic impairment testing. Upon consummation of the acquisition, the estimated fair value of the assets and liabilities will be updated.

The unaudited pro forma condensed combined financial statements are presented solely for informational purposes and are not necessarily indicative of the combined financial position or the results of operations that might have been achieved had the transaction been completed as of the dates indicated, nor are they meant to be indicative of any anticipated combined financial position or future results of operations that the combined company will experience after the transaction.

3.	Accounting Policies

As part of preparing the unaudited pro forma condensed combined financial statements, the Company conducted a review of the accounting policies of the Targets to determine if differences in accounting policies require restatement or reclassification of results of operations or reclassification of assets or liabilities to conform to HC2’s accounting policies and classifications. The Company did not become aware of any material differences between the accounting policies of HC2 and the Targets during the preparation of these unaudited pro forma condensed combined financial statements, with the exception of certain insurance specific accounting policies, which would not be applicable to HC2 prior to the Targets acquisition and certain reclassifications necessary to conform to HC2’s financial presentation. Accordingly, these unaudited pro forma condensed combined financial statements do not assume any material differences in accounting policies between HC2 and the Targets. The results of this review are included in Note 4. Upon consummation of the Targets acquisition, a more comprehensive review of the accounting policies of the Targets will be performed which may identify other differences among the accounting policies of HC2 and the Targets that, when conformed, could have a material impact on the unaudited pro forma condensed combined financial statements.

4.	Historical HC2, and Targets conforming adjustments

HC2 has historically reported a classified balance sheet, with assets and liabilities separated between current and non-current, while the Targets have historically reported their balance sheets on an unclassified basis. However, after giving consideration to the nature of the Targets businesses and the impact of their inclusion of their balance sheets on HC2’s consolidated balance sheet upon completion of the acquisition, HC2 will report its consolidated balance sheet on an unclassified basis, and HC2’s consolidated balance sheet presentation and captions will be generally based on the SEC’s Regulation §S-X 210-7.03. Accordingly, HC2’s historical amounts reflected in the unaudited combined pro forma balance sheet as of September 30, 2015 have been reclassified to conform to the unclassified presentation. A reconciliation of the significant reclassifications made to HC2’s historical balance sheet is provided below.

Financial information of HC2 column of the unaudited pro forma condensed combined balance sheet represents the historical reported balances of HC2 reclassified to conform to the go-forward presentation as a result of the acquisition of the Targets in HC2’s consolidated financial statements as set forth below (dollars in thousands). Unless otherwise indicated, defined line items included in the notes have the meanings given to them in the historical financial statements of HC2.

	Historical	Adjustment	Prospective	Ref.
Assets
Short-term investments	3,625	(3,625)	—	1
Long-term investments	77,154	(77,154)	—	1
Equity securities, available for sale at fair value	—	2,593	2,593	1
Other investments	—	78,186	78,186	1
Deferred tax asset - current	1,701	(1,701)	—	2
Deferred tax asset - long-term	23,571	(23,571)	—	2
Deferred tax asset	—	25,272	25,272	2
Prepaid expenses and other current assets	27,835	(27,835)	—	3
Other assets	18,201	27,835	46,036	3

1.
Adjustment to reclassify $3.6 million of “Short-term investments” and $77.2 million of “Long-term investments into $2.6 million of “Equity securities, available for sale at fair value” and $78.2 million of “Other investments”.

2.	Adjustment to reclassify “Deferred tax asset - current” and “Deferred tax asset - long-term” to “Deferred tax asset”.

3.	Adjustment to reclassify “Prepaid expenses and other current assets” to “Other assets”.

	Historical	Adjustment	Prospective	Ref.
Liabilities
Accounts payable	65,573	(65,573)	—	1
Accrued interconnection costs	36,689	(36,689)	—	1
Accrued payroll and employee benefits	22,127	(22,127)	—	1
Accrued expenses and other current liabilities	48,338	(48,338)	—	1
Accrued income taxes	1,470	(1,470)	—	1
Accrued interest	11,567	(11,567)	—	1
Accounts payable and other current liabilities	—	185,764	185,764	1
Current portion of long-term obligations	13,454	(13,454)	—	2
Long-term obligations	374,404	13,454	387,858	2

1.
Adjustment to reclassify “Accounts payable”, “Accrued interconnection costs”, “Accrued payroll and employee benefits”, “Accrued expenses and other current liabilities”, “Accrued income taxes”, and “Accrued interest” to “Accounts payable and other current liabilities”.

2.	Adjustment to reclassify “Current portion of long-term obligations” to “Long-term obligations”.

Financial information of the Targets was reclassified to conform to the presentation of HC2’s condensed consolidated financial statements as set forth below. Unless otherwise indicated, defined line items included in the notes have the meanings given to them in the historical financial statements of the Targets.

Targets' Reclassification and classification of the unaudited condensed combined pro forma balance sheet as of September 30, 2015 (dollars in thousands):

	UTAIC			CGIC
	Historical	Adjustment	Prospective	Historical	Adjustment	Prospective	Ref.
Deferred policy acquisition costs	47,308	(47,308)	—	15,776	(15,776)	—	1
Other assets	5,457	(2,146)	3,311	4,097	(2,695)	1,402	1
Intangibles including DAC, net	—	47,308	47,308	—	18,471	18,471	1
Goodwill	—	2,146	2,146	—	—	—	1

1.	Adjustment to reclassify “Deferred policy acquisition costs” and intangible assets within “Other assets” into “Intangibles including DAC, net” and “Goodwill”.

5.	Preliminary Purchase Allocation

Preliminary allocation of the Closing Purchase Price and the Reserve Release Amount

The Closing Purchase Price, the number of shares to be issued, and the amount of cash to be paid, in connection with the acquisition of the Targets has not been finalized and will be determined only immediately prior to the closing. The transaction is expected to close during the fourth quarter of 2015, subject to customary closing conditions and the receipt of required governmental approvals. We can provide no assurance that the transaction will close in the expected time frame, or at all. The allocation of the total consideration shown below is based on preliminary estimates and is subject to change based on the final determination of the fair value of the Targets’ assets acquired and liabilities assumed. At this preliminary stage, the purchase consideration is planned to be paid in cash, HC2's common stock and 11% Senior Secured Notes due 2019 and is subject to change at the Company’s discretion.

The fair value of consideration expected to be transferred at closing is detailed below (dollars in thousands):

	Cash	Notes	Equity	Total
Base purchase price	$5,000	$2,000	$—	$7,000
Excess capital and surplus adjustment	1,758	—	5,274	7,032
Closing Purchase Price	6,758	2,000	5,274	14,032
Reserve Release Amount	3,250	—	9,750	13,000
Total due to sellers	$10,008	$2,000	$15,024	$27,032

The Reserve Release Amount is calculated based on the fluctuation of the statutory cash flow testing and premium deficiency reserves annually following each of the Targets’ filing with its domiciliary insurance regulator of its annual statutory statements for each calendar year ending December 31, 2015 through and including December 31, 2019 to bridge the gap between estimates at the time of acquisition and actual results. To calculate our estimate, cash flow testing sensitivities were performed assuming improved yields on the asset portfolio based on modest increases in interest rates back towards historical averages. These sensitivities resulted in the estimated projected future reserve releases that may occur. Interest rate assumption improvements alone were the basis for the projected cash flow testing reserve release. Based on the performed analysis, HC2 expects to fund the Reserve Release Amount over the prescribed period. The Company will re-perform this assessment at each reporting period through December 31, 2019 or until the total of the Contingent Payments reaches $13 million.

Preliminary estimate of assets acquired and liabilities assumed (dollars in thousands):

Assets
Cash and cash equivalents	$24,912
Fixed maturities, available for sale at fair value	1,250,912
Equity securities, available for sale at fair value	72,367
Mortgage loans	1,445
Policy loans	18,476
Other investments	4,369
Accrued investment income	15,410
Reinsurance recoverable on losses and loss expenses	595,482
Intangibles	2,695
Other assets, net	4,368
Deferred tax asset	13,564
Liabilities
Annuity reserves	263,299
Life, accident and health reserves	1,710,119
Other liabilities	27,105
Total identifiable net assets acquired	3,477
Goodwill	23,555
Total due to sellers	$27,032

Under ASC Topic 805, Business Combinations, (“ASC 805”), assets acquired and liabilities assumed are recorded at fair value. The fair value of identifiable tangible and intangible assets acquired and liabilities assumed from the acquisition are based on a preliminary estimate of fair value. Any excess of the purchase price over the fair value of identified assets acquired and liabilities assumed will be recognized as goodwill. Such a valuation requires estimates and assumptions including, but not limited to, estimating future cash flows and direct costs in addition to developing the appropriate discount rates. HC2’s management believes the fair values recognized for the assets to be acquired and the liabilities to be assumed are based on reasonable estimates and assumptions currently available. The final determination of the acquisition consideration and fair values of the Targets assets and liabilities will be based on the actual net tangible and intangible assets of the Targets that exist as of the date of completion of the acquisition. Consequently, the amounts allocated to goodwill and intangible assets could change significantly from those allocations used in the unaudited pro forma condensed combined financial statements presented below and could result in a material change in amortization of acquired finite lived intangible assets.

The preliminary fair values of intangible assets were determined based on the provisions of ASC 805, which defines fair value in accordance with ASC Topic 820, Fair Value Measurements and Disclosures, (“ASC 820”). ASC 820 defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Intangible assets were identified that met either the separability criterion or the contractual-legal criterion described in ASC 805. At this preliminary stage, the intangible assets identified are indefinite lived identifiable intangible assets representing state licenses with a value of $2.7 million, which are not amortized, but will be subject to periodic impairment testing. In addition, the Company determined the fair value of the Targets’ life, accident and health reserves through cash flow projections and capital requirements using actuarial assumptions and gross premium adequacy analysis.

The expected amortization related to the preliminary fair value of the acquired intangible assets and liabilities for the five years following the acquisition is reflected in the table below (dollars in thousands):

			Year following the acquisition
	September 30, 2015	Estimated remaining useful life	Year 1	Year 2	Year 3	Year 4	Year 5
Amortization of intangibles
State licenses	$2,695	Indefinite	n/a	n/a	n/a	n/a	n/a
Benefit of the fair value adjustment to acquire Life accident and health reserves	$198,469	60 years	$8,812	$8,451	$7,766	$7,130	$6,528
Total expected amortization, after-tax			$5,728	$5,493	$5,048	$4,635	$4,243

Taxes

The Company has agreed to make a joint election with the Sellers under the 338 Election to treat the stock purchases as asset purchases for U.S. Federal income tax purposes. The resulting step-down in the tax bases of the acquired assets is reflected in the above net deferred tax asset of $13.6 million for differences between the fair value and tax bases of the acquired assets and liabilities. The Company estimates that none of the goodwill reflected above will be deductible for income tax purposes.

The net deferred tax asset includes $0.9 million for the estimated tax basis in amortizable policy acquisition costs (“DAC Tax”), which is fully offset by a current tax liability of $0.9 million included in other liabilities. The current tax liability is a result of the 338 Election which allows the Sellers to deduct any unamortized DAC Tax at the acquisition date, but requires the Company to re-establish DAC Tax on the acquired assets as if they were purchased in a taxable reinsurance transaction. However, this re-established DAC Tax causes a current tax liability to the Company which is a temporary difference that will be amortized and deductible over the following 10 years for income tax purposes.

6.	Unaudited Pro Forma Condensed Combined Balance Sheet Adjustments

The unaudited pro forma condensed combined financial statements are not necessarily indicative of what the financial position and results from operations actually would have been had the acquisition been completed at the date indicated and includes adjustments which are preliminary and may be revised. Such revisions may result in material changes. The financial position shown herein is not necessarily indicative of what the past financial position of the combined companies would have been, nor necessarily indicative of the financial position of the post-acquisition periods. The unaudited pro forma condensed combined financial statements do not give consideration to the impact of expense efficiencies, synergies, integration costs, asset dispositions, or other actions that may result from the acquisition.

Adjustments included in the “Pro Forma Adjustments” column in the accompanying unaudited pro forma condensed combined balance sheet as of September 30, 2015 are as follows (dollars in thousands):

		Increase (decrease)
Assets
(6a)	Adjustments to cash and cash equivalents:
	To reflect the cash consideration paid by HC2 to UTAIC/CGIC common shareholders to effect the merger funded by available cash resources	$(6,758)
	To reflect estimated transaction costs to be paid by HC2	(378)
		(7,136)

(6b)	Adjustments to deferred tax assets:
	To eliminate deferred tax asset of CGIC as a result of the 338 Election	(22,281)
	To reflect impact to deferred tax asset as a result of the 338 Election	13,564
		(8,717)
(6c)	Adjustments to goodwill:
	Eliminate UTAIC/CGIC 's historical goodwill	(2,146)
	To record goodwill determined as the preliminary acquisition consideration paid to effect the merger in excess of the estimated fair value of the net assets acquired	23,555
		21,409

(6d)	Adjustment to eliminate UTAIC/CGIC 's deferred acquisition costs and VOBA	(63,084)
(6e)	Adjustment to eliminate intercompany transactions between UTAIC/CGIC	(345)
	Total adjustments to assets	$(57,873)

Liabilities
(6f)	To reflect Life, accident and health reserves at fair value	$198,469
(6g)	To eliminate deferred tax liability of UTAIC as a result of the 338 Election	(1,509)
(6h)	To reflect the issuance of the 11% Senior Secured Notes due 2019	2,000

(6i)	Adjustments to other liabilities:
	To eliminate intercompany receivables and payables between UTAIC and CGI	(345)
	To reflect the fair value of additional Contingent Payment	13,000
	To record Federal Income Tax payable	881
		13,536
	Total adjustments to liabilities	$212,496

Stockholders' equity
(6j)	Adjustments to common stock:
	To reflect the elimination of the par value of UTAIC and CGIC 's common shares outstanding	$(6,697)
	To reflect the common stock issued as part of the acquisition of the Targets	1
		(6,696)
(6k)	Adjustments to additional paid-in capital:
	To eliminate UTAIC and CGIC's historical additional paid-in capital	(246,810)
	To reflect the additional paid-in-capital due to the stock issuance	5,273
		(241,537)
(6l)	Adjustments to retained earnings:
	To reflect the elimination of UTAIC and CGIC 's historical retained earnings (accumulated deficit)	2,397
	To reflect estimated transaction costs to be paid by HC2, net of tax	(378)
		2,019
(6m)	Adjustment to eliminate UTAIC/CGIC's accumulated other comprehensive income:	(24,155)
	Total adjustments to stockholders' equity	$(270,369)

	Total adjustments to liabilities and stockholders' equity	$(57,873)

On November 4, 2015, HC2 announced the pricing of an underwritten public offering of 7,350,000 newly issued shares of the Company's common stock at a price to the public of $7.00 per share ("the Public Offering"). In addition, the Company has granted the underwriter a 30-day option to purchase up to an additional 1,102,500 shares of its common stock at the public offering price, less the underwriting discounts and commissions. The offering closed on or about November 9, 2015. The gross proceeds from the offering were $56.2 million before deducting underwriting discounts and commissions and fees and offering expenses payable by the Company. All of the shares were sold by the Company. The Company intends to use the net proceeds from the offering to finance investments in existing subsidiaries and operations, potential acquisitions, including all or a portion of the consideration for the acquisition of the Targets, development and redevelopment activities, debt repayments, the repurchase or redemption of preferred stock and for other general corporate purposes.

Adjustments included in the “Financing Adjustments” column in the accompanying unaudited pro forma condensed combined balance sheet as of September 30, 2015 are as follows (dollars in thousands):

		Increase (decrease)
Assets
(6n)	Adjustments to cash and cash equivalents:
	Gross proceeds from the issuance of the Company's common stock	$56,209
	Expenses paid for the issuance of the Company's common stock	(1,500)
	Net proceeds from the issuance of the Company's common stock	54,709
	Total adjustments to assets	$54,709

Liabilities
(6o)	Adjustments to accounts payable and other current liabilities
	To reflect estimate of additional unpaid fees	$1,900
	Total adjustments to liabilities	$1,900

Stockholders' equity
(6p)	Adjustments to common stock:
	To reflect par value	$8

(6q)	Adjustments to additional paid-in capital:
	To reflect excess of par value less associated fees	$52,801
	Total adjustments to stockholders' equity	$52,809

	Total adjustments to liabilities and stockholders' equity	$54,709

7.	Unaudited Pro Forma Condensed Combined Statements of Operations Adjustments

Adjustments included in the “Pro Forma Adjustments” column in the accompanying unaudited pro forma condensed combined statements of operations for the nine months ended September 30, 2015 and for the year ended December 31, 2014 are as follows (dollars in thousands):

		Increase (decrease)
Revenues
(7a)	Adjustment to net investment income to amortize the fair value adjustment to UTAIC and CGIC 's investments	$(4,747)	$(6,176)

Expenses
(7b)	Adjustment to amortize the difference between the estimated fair value and the historical value of UTA and CGI's Life, accident and health Reserves	$(6,338)	$(8,649)
(7c)	Adjustment to eliminate UTAIC/CGIC 's historical policy acquisition costs following the write-off of the deferred policy acquisition costs asset	(6,835)	(7,475)
	Total adjustments to operating expenses	$(13,173)	$(16,124)

(7d)	Adjustment to reflect the interest expense on the 11% Senior Secured Notes due 2019	$(165)	$(220)

Net Income
(7e)	Adjustment to reflect the income tax impact on the unaudited pro forma adjustments using the U.S. statutory tax rate of 35%	$(2,891)	$(3,405)

The transaction costs reflected in the pro forma relate to professional fees and other costs associated with the acquisition, including legal, accounting, tax and printing fees to be paid to third parties based on actual expenses incurred to date and best estimates provided by third party service providers to HC2 and the Targets. The adjustment does involve a degree of judgment and estimation, which HC2 management believes to be reasonable as at the date of this Form 8-K. There can be no assurance that these estimates will not change, even materially, as the transaction progresses to its conclusion. These transaction and related costs are one-time in nature and are not expected to have a continuing impact and as such are not included in the unaudited pro forma condensed combined statements of operations for the nine months ended September 31, 2015.

8.	Unaudited Pro Forma Condensed Combined Statements of Operations Adjustments related to Schuff and GMSL

2014 Schuff Purchase Pro Forma Adjustments

Pro forma adjustments are made to reflect the adjustment to depreciation expense resulting from the increase in net book value of property and equipment, the amortization expense related to the intangible assets and the adjustment to net income (loss) for the noncontrolling interest.

The specific pro forma adjustments included in the unaudited pro forma condensed combined financial statements for the year ended December 31, 2014 are as follows (dollars in thousands):

		Increase (decrease)
Expenses
(8a)	Adjustment for depreciation expense resulting from adjustment of net book value to fair value of Schuff's property and equipment arising from the Schuff acquisition	1,019
(8b)	Adjustment to depreciation expense resulting from adjustment of net book value to fair value of Schuff’s property and equipment and the amortization of intangible assets arising from the Schuff acquisition	174
	Total adjustments to expenses	$(1,193)

Net Income
(8c)	Noncontrolling interest income percentage from 30% to 9% of net income (loss) not attributable to HC2’s ownership of Schuff.	$(1,372)

2014 GMSL Pro forma Adjustments

Pro forma adjustments are made to reflect the adjustment to depreciation expense resulting from the increase in net book value of property and equipment, the amortization expense related to the intangible assets, the adjustment to deferred revenue on installation and maintenance agreements and the adjustment to net income (loss) for the noncontrolling interest.

The specific pro forma adjustments included in the unaudited pro forma condensed combined financial statements for the year ended December 31, 2014 are as follows (dollars in thousands):

		Increase (decrease)
Revenues
(8d)	Adjustment to installation and maintenance revenue	$(159)

Expenses
(8e)	Depreciation expense resulting from adjustment of net book value to fair value of Bridgehouse Marine’s property and equipment and the amortization of intangible assets arising from the acquisition of Bridgehouse Marine.	$3,470

Net Income
(8f)	Noncontrolling interest income adjustment for the approximate 3% of net income (loss) not attributable to HC2’s ownership	$497

2014 Acquisition Other Pro forma Adjustments

Pro forma adjustments are made to reflect the increase in interest expense. The Company entered into a note purchase agreement with respect to senior secured notes in the amount of $250 million on November 22, 2014. The specific pro forma adjustments included in the unaudited pro forma condensed combined financial statements for the year ended December 31, 2014 are as follows (dollars in thousands):

		Increase (decrease)
Expenses
(8g)	The increase in interest expense as a result of $250 million principal amount notes issued at 11% per annum	$24,444

Other
(8h)	Preferred stock and dividend accretion adjustment	$1,246

9.	Earnings per Share

The pro forma basic and diluted net loss per common share reflects the assumed issuance of 724 thousand shares assuming a 30 day volume weighted average price of 7.2887 of HC2’s common stock to the Sellers in connection with the purchase of the Targets and the Public Offering. However, the actual number of shares to be issued in connection with the issuance of the Targets has not been finalized and will be determined only immediately prior to the purchase of the Targets. The pro forma basic and diluted net loss per common share is based on the weighted average number of common shares of HC2’s common stock outstanding during the period. The diluted weighted average number of common shares excludes outstanding stock options, restricted stock units, warrants and convertible preferred stock as a result of the results of operations being loss from continuing operations.

The Following table sets forth the calculation of basic and diluted earnings per common share and the calculation of the basic and diluted weighted average common shares outstanding for the nine months ended September 30, 2015 and the year ended December 31, 2014:

	For the Nine Months Ended September 30, 2015
	Basic	Diluted
Pro forma net loss from continuing operations attributable to common stock and participating preferred stockholders	$(13,803)	$(13,803)

Weighted average common shares outstanding	25,093	25,093
HC2 common shares issued as acquisition consideration	724	724
HC2 common shares issued through the Public Offering	8,453	8,453
Total shares issued	9,177	9,177
Pro forma weighted average common shares outstanding	34,270	34,270
Pro forma net loss per common share from continuing operations attributable to HC2	$(0.40)	$(0.40)

	For the Year Ended December 31, 2014
	Basic	Diluted
Pro forma net loss from continuing operations attributable to common stock and participating preferred stockholders	$(20,767)	$(20,767)

Weighted average common shares outstanding	19,729	19,729
HC2 common shares issued as acquisition consideration	724	724
HC2 common shares issued through the Public Offering	8,453	8,453
Total shares issued	9,177	9,177
Pro forma weighted average common shares outstanding	28,906	28,906
Pro forma net loss per common share from continuing operations attributable to HC2	$(0.72)	$(0.72)